Exhibit 99.1

SYSCO REPORTS SECOND QUARTER FINANCIAL RESULTS,

UPDATES STATUS OF US FOODS MERGER

HOUSTON, February 2, 2015 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second fiscal quarter ended December 27, 2014. Financial comparisons presented below are compared to the same period in the prior year. Adjusted financial results exclude certain items which, in fiscal 2015, are primarily related to merger and integration expenses. A reconciliation of non-GAAP measures is included below.

Second Quarter Fiscal 2015 Highlights

•	Sales increased 7.6% to $12.1 billion;

•	Gross profit increased 6.1% to $2.1 billion; gross margin decreased 23 basis points to 17.25%;

•	Adjusted operating income increased 3.1% to $396 million;

•	Operating income decreased 10.3% to $315 million;

•	Adjusted diluted earnings per share (EPS) increased 5.1% to $0.41; and

•	Diluted EPS decreased 25.0% to $0.27.

First Half Fiscal 2015 Highlights

•	Sales increased 6.9% to $24.5 billion;

•	Gross profit increased 6.0% to $4.3 billion; gross margin decreased 14 basis points to 17.42%;

•	Adjusted operating income increased 4.7% to $905 million;

•	Operating income decreased 5.9% to $781 million;

•	Adjusted diluted EPS increased 5.7% to $0.93; and

•	Diluted EPS decreased 13.1% to $0.73.

“Our second quarter financial results were generally in-line with our expectations, as we made consistent progress on our business transformation initiatives and did a good job of remaining focused on the needs of our customers. As a result, we generated solid case volume growth of nearly 4% and managed acute inflationary pressures effectively,” said Bill DeLaney, Sysco’s president and chief executive officer. “We continue to have opportunities to improve our management of operating expenses and have multiple initiatives underway to address this area of our business.”

Second Quarter Fiscal 2015 Summary

Sales for the second quarter were $12.1 billion, an increase of 7.6%. Food cost inflation was 6.0%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat and dairy categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 0.8%, and the impact of changes in foreign exchange rates for the second quarter decreased sales by 0.9%. Case volume for the company’s Broadline and SYGMA operations combined grew 3.6% during the quarter including acquisitions, and approximately 3.3% excluding acquisitions.

Gross profit for the second quarter was $2.1 billion, an increase of 6.1%. Gross margin declined 23 basis points to 17.25%.

Adjusted operating expenses for the second quarter increased $108 million, or 6.8%, due to a $115 million increase in payroll expense. Payroll expense increased mainly due to higher incentive accruals, higher pay for our sales organization as a result of higher gross profit, higher delivery costs and acquired operations.

Operating expenses for the second quarter increased $157 million, or 9.7%, primarily due to an increase in payroll expense noted above and a $48 million increase in certain items. Certain items increased primarily due to higher merger and integration planning costs.

Adjusted operating income for the second quarter was $396 million, an increase of $12 million, or 3.1%. Operating income was $315 million, a decrease of $36 million, or 10.3%.

Adjusted interest expense was $25 million, a decrease of $5 million from the same period last year. Interest expense was $77 million, including the impact of $52 million in debt financing costs related to the proposed U.S. Foods merger.

Adjusted net earnings were $245 million, an increase of $13 million, or 5.5%. Adjusted diluted EPS was $0.41, which was 5.1% higher compared to the same period last year.

Net earnings for the second quarter were $158 million, a decrease of $53 million, or 25.1%, compared to the same period last year. Diluted EPS was $0.27, which was 25.0% lower compared to the same period last year.

First Half Fiscal 2015 Summary

Sales for the first half of fiscal 2015 were $24.5 billion, an increase of 6.9% compared the same period last year. Food cost inflation was 5.4%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat and dairy categories. In addition, acquisitions (within the last 12 months) contributed 0.7% to sales, and the impact of changes in foreign exchange rates for the first half of the fiscal year decreased sales by 0.7%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.9% during the first half including acquisitions, and approximately 2.6% excluding acquisitions.

Gross profit for the first half of fiscal 2015 was $4.3 billion, an increase of 6.0%, compared to the same period last year. Gross margin declined 14 basis points to 17.42%.

Adjusted operating expenses for the first half of the fiscal year increased $203 million, or 6.4%, due to a $180 million increase in payroll expense. Payroll expense increased mainly due to higher incentive accruals, higher pay for our sales organization as a result of higher gross profit, higher delivery costs and acquired operations.

Operating expenses for the first half of the fiscal year increased $292 million, or 9.1%, primarily due to an increase in payroll expense noted above and a $90 million increase in certain items. Certain items increased primarily due to higher merger and integration planning costs.

Adjusted operating income was $905 million, increasing $41 million, or 4.7%. Operating income was $781 million, decreasing $49 million, or 5.9%.

Adjusted interest expense was $52 million, a decrease of $8 million from the same period last year. Interest expense was $108 million, including the impact of $56 million in debt financing costs related to the proposed U.S. Foods merger.

Adjusted net earnings were $554 million, an increase of $35 million or 6.8% compared to the same period last year. Adjusted diluted EPS was $0.93, which was 5.7% higher compared to the same period last year.

Net earnings for the first half of fiscal 2015 were $437 million, a decrease of $60 million, or 12.0%, compared to the same period last year. Diluted EPS was $0.73, which was 13.1% lower compared to the same period last year.

Cash Flow and Capital Spending

Cash flow from operations was $452 million for the first half of fiscal 2015, which was $6 million lower compared to the same period last year. Free cash flow was $157 million, which was $55 million lower compared to the same period last year. Both cash flow from operations and free cash flow were negatively impacted during the first half of the year by a $96 million year-over-year increase in the cash impact of certain items, and a $50 million increase in pension contributions.

Capital expenditures, net of proceeds from sales of plant and equipment, totaled $178 million for the second quarter of fiscal 2015, and $296 million for the first half of the fiscal year. The primary areas for investment included replacements to Sysco’s fleet, as well as facility replacements and expansions. In addition, capital spending related to merger integration planning was $16 million for the first half of the fiscal year.

US Foods Merger Update

Sysco today announced a definitive agreement to divest certain assets to Performance Food Group contingent upon the closing of its proposed merger with US Foods. Sysco has worked with the Federal Trade Commission (FTC) over the past 12 months to find a solution to the concerns raised by the FTC, and believes that this divestiture package solves those concerns. At this time, the FTC has not agreed to this solution, so the company will now present its position, including this proposed remedy, to the five FTC commissioners and seek to obtain their approval. Please see a separate release dated February 2, 2015, with information about the divestiture agreement.

Conference Call & Webcast

Sysco’s second quarter fiscal 2015 earnings conference call will be held on Monday, February 2, 2015, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 194 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2014 that ended June 28, 2014, the company generated sales of more than $46 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the second quarter of fiscal 2015 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to and the benefits and expected timing of our business transformation initiatives, expectations and efforts regarding management of operating expenses, our plans and expectations related to and the benefits of the proposed merger with US Foods, and our plans and expectations related to acquisitions. These statements also include expectations regarding our sales growth, operating expense growth and operating performance results, trends in our locally-managed business and overall sales mix, market conditions and trends, growth opportunities, inflation, fuel expense, interest expense, our expense management and cost per case performance, share repurchases, business transformation costs and expenses, investments in technology resources, free cash flow and capital expenditures. The success of our business transformation initiatives and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food-away-from-home, may not reverse. Market conditions may not improve as anticipated. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may continue to decline. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our Business Transformation Project. There are various risks related to the project, including the risk that the project and its various components may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of the ERP system may be greater or less than currently expected because we have encountered, and may continue to encounter, the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience delays in deployment, operating problems, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects to our business, results of operations and liquidity if the ERP system, and the associated process changes, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Planned deployments in the coming quarters are dependent upon the success of the ERP system and the updates at the current locations. We may experience delays, cost overages or operating problems when we deploy the system to additional locations. Our plans related to and the timing of the implementation of the ERP system, as well as the cost transformation and category management initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. We may fail to realize anticipated benefits, particularly expected cost savings, from our cost transformation initiative. If we are unable to realize the anticipated benefits from our cost cutting efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. We may also fail to realize the full anticipated benefits of our category management initiative, and may be unable to successfully execute the initiative in our anticipated timeline. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our business transformation initiatives and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of high inflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. The consummation of the merger with US Foods is subject to regulatory approval and the satisfaction of certain conditions, and we cannot predict whether the necessary conditions will be satisfied or waived and the requisite regulatory approvals received. We also may be subject to potential antitrust or similar lawsuits at the federal or state level. Sysco and US Foods may be required to take certain actions to obtain regulatory approval for the merger, including the divestiture of assets, which could negatively impact the projected benefits of the merger. Termination of the merger agreement with US Foods could require Sysco to make a termination payment of $300 million, which could adversely impact Sysco’s stock price, liquidity and financial condition. As a result of uncertainties surrounding the proposed merger, prospective suppliers and customers may delay or decline to enter into agreements with us, and we may also lose current suppliers and customers, and fail to retain key employees. The pending merger and our current pre-merger integration planning efforts may divert our management’s attention from day-to-day business operations and the execution of our business transformation initiatives, which could result in performance shortfalls. Integration of the businesses of Sysco and US Foods may be more difficult, costly or time consuming than expected, and the merger may not result in any or all of the anticipated benefits, including cost synergies. We may fail to retain some of US Foods’ vendors and customers after the proposed merger. In relation to the merger, we have issued additional debt and our level of indebtedness and the terms of our indebtedness could adversely affect our business and liquidity position. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 28, 2014, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		26-Week Period Ended
	Dec. 27, 2014	Dec. 28, 2013	Dec. 27, 2014	Dec. 28, 2013
Sales	$12,087,074	$11,237,969	$24,532,155	$22,952,236
Cost of sales	10,001,937	9,273,018	20,258,301	18,921,798

Gross profit	2,085,137	1,964,951	4,273,854	4,030,438
Operating expenses	1,769,691	1,613,174	3,492,795	3,200,463

Operating income	315,446	351,777	781,059	829,975
Interest expense	77,042	29,784	107,976	60,312
Other expense (income), net	2,207	(4,211)	19	(8,745)

Earnings before income taxes	236,197	326,204	673,064	778,408
Income taxes	78,218	115,369	236,272	281,983

Net earnings	$157,979	$210,835	$436,792	$496,425

Net earnings:
Basic earnings per share	$0.27	$0.36	$0.74	$0.85
Diluted earnings per share	0.27	0.36	0.73	0.84
Average shares outstanding	590,723,351	584,253,842	589,499,802	585,761,409
Diluted shares outstanding	595,911,680	587,926,287	594,610,315	589,516,342
Dividends declared per common share	$0.30	$0.29	$0.59	$0.57

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Dec. 27, 2014	June 28, 2014	Dec. 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$4,907,677	$413,046	$449,863
Accounts and notes receivable, less allowances of $68,427, $49,902 and $69,078	3,529,997	3,398,713	3,289,930
Inventories	2,791,813	2,602,018	2,506,581
Deferred income taxes	140,456	141,225	139,482
Prepaid expenses and other current assets	76,682	83,745	73,272
Prepaid income taxes	10,279	43,225	80,115

Total current assets	11,456,904	6,681,972	6,539,243
Plant and equipment at cost, less depreciation	4,002,932	3,985,618	3,967,176
Other assets
Goodwill	1,966,547	1,950,672	1,915,922
Intangibles, less amortization	168,446	177,227	191,568
Restricted cash	165,465	145,412	157,841
Other assets	210,176	227,049	259,662

Total other assets	2,510,634	2,500,360	2,524,993

Total assets	$17,970,470	$13,167,950	$13,031,412

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$76,876	$70,975	$57,733
Accounts payable	2,797,947	2,831,028	2,443,704
Accrued expenses	1,100,239	1,160,850	931,150
Deferred income taxes	—	—	—
Current maturities of long-term debt	311,347	304,777	204,157

Total current liabilities	4,286,409	4,367,630	3,636,744
Other liabilities
Long-term debt	7,248,457	2,384,167	2,944,083
Deferred income taxes	117,353	121,580	249,301
Other long-term liabilities	940,349	1,027,878	897,494

Total other liabilities	8,306,159	3,533,625	4,090,878
Commitments and contingencies
Noncontrolling interest	34,942	—	—
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	1,181,918	1,139,218	1,105,382
Retained earnings	8,858,831	8,770,751	8,676,012
Accumulated other comprehensive loss	(828,656)	(642,663)	(446,417)
Treasury stock at cost, 174,109,675, 179,050,186 and 180,889,626 shares	(4,634,308)	(4,765,786)	(4,796,362)

Total shareholders’ equity	5,342,960	5,266,695	5,303,790

Total liabilities and shareholders’ equity	$17,970,470	$13,167,950	$13,031,412

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	26-Week Period Ended
	Dec. 27, 2014	Dec. 28, 2013
Cash flows from operating activities:
Net earnings	$436,792	$496,425
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	44,460	43,906
Depreciation and amortization	294,799	271,147
Deferred income taxes	6,804	(27,126)
Provision for losses on receivables	9,414	12,704
Other non-cash items	(2,359)	1,729
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(181,877)	(113,716)
(Increase) in inventories	(214,111)	(110,043)
Decrease (increase) in prepaid expenses and other current assets	6,537	(14,088)
(Decrease) increase in accounts payable	(7,450)	8,529
Increase (decrease) in accrued expenses	78,438	(46,978)
Increase (decrease) in accrued income taxes	40,220	(59,172)
Decrease (increase) in other assets	16,072	(7,161)
(Decrease) increase in other long-term liabilities	(67,438)	6,228
Excess tax benefits from share-based compensation arrangements	(7,863)	(4,220)

Net cash provided by operating activities	452,438	458,164

Cash flows from investing activities:
Additions to plant and equipment	(298,068)	(270,432)
Proceeds from sales of plant and equipment	2,130	23,480
Acquisition of businesses, net of cash acquired	(29,177)	(22,461)
(Increase) in restricted cash	(20,053)	(12,513)

Net cash used for investing activities	(345,168)	(281,926)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	(129,999)	304,471
Other debt borrowings	5,008,502	14,731
Other debt repayments	(21,618)	(13,056)
Debt issuance costs	(30,980)	(15,262)
Cash paid for settlement of cash flow hedge	(188,840)	—
Proceeds from common stock reissued from treasury for share-based compensation awards	122,492	160,422
Treasury stock purchases	—	(266,638)
Dividends paid	(340,654)	(328,279)
Excess tax benefits from share-based compensation arrangements	7,863	4,220

Net cash provided by (used for) financing activities	4,426,766	(139,391)

Effect of exchange rates on cash	(39,405)	731

Net increase in cash and cash equivalents	4,494,631	37,578
Cash and cash equivalents at beginning of period	413,046	412,285

Cash and cash equivalents at end of period	$4,907,677	$449,863

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$73,756	$63,185
Income taxes	189,538	368,596

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		26-Week Period Ended
	Dec. 27, 2014	Dec. 28, 2013	Dec. 27, 2014	Dec. 28, 2013
Sales:
Broadline	$9,833,124	$9,081,675	$20,056,227	$18,628,063
SYGMA	1,559,863	1,536,271	3,101,475	3,059,461
Other	785,611	695,617	1,550,093	1,407,499
Intersegment	(91,524)	(75,594)	(175,640)	(142,787)

Total	$12,087,074	$11,237,969	$24,532,155	$22,952,236

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		26-Week Period Ended
	Dec. 27, 2014	Dec. 28, 2013	Dec. 27, 2014	Dec. 28, 2013
Sysco Brand Sales as a % of MA-Served Sales	49.64%	48.90%	49.22%	48.67%
Sysco Brand Sales as a % of Broadline Sales	35.67%	35.41%	35.60%	35.61%
MA-Served Sales as a % of Broadline Sales	38.69%	38.62%	39.99%	39.96%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include multiemployer withdrawal charges (MEPP), severance charges, US Foods merger and integration planning costs, charges from facility closures, US Foods related financing costs and a change in estimate of self-insurance specific to fiscal 2014, (collectively referred to as “Certain Items”). Management believes that adjusting its operating expenses, operating income, interest expense, net earnings and diluted earnings per share to remove these Certain Items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute for GAAP measures in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the Certain Items noted above.

	13-Week Period Ended Dec. 27, 2014	13-Week Period Ended Dec. 28, 2013	13-Week Period Change in Dollars	13-Week Period % Change
Operating expenses (GAAP)	$1,769,690	$1,613,174	$156,516	9.7%
Impact of MEPP charge	—	(1,451)	1,451	-100.0
Impact of severance charges	(1,738)	(2,014)	276	-13.7
Impact of US Foods merger and integration planning costs	(78,019)	(4,352)	(73,667)	1,692.7
Impact of change in estimate of self insurance	—	(23,841)	23,841	-100.0
Impact of facility closure charges	(1,052)	(736)	(316)	42.9

Operating expenses adjusted for certain items (Non-GAAP)	$1,688,881	$1,580,780	$108,101	6.8%
Operating Income (GAAP)	$315,446	$351,777	$(36,331)	-10.3%
Impact of MEPP charge	—	1,451	(1,451)	-100.0
Impact of severance charge	1,738	2,014	(276)	-13.7
Impact of US Foods merger and integration planning costs	78,019	4,352	73,667	1,692.7
Impact of change in estimate of self insurance	—	23,841	(23,841)	-100.0
Impact of facility closure charges	1,052	736	316	42.9

Operating income adjusted for certain items (Non-GAAP)	$396,255	$384,171	$12,084	3.1%
Interest Expense (GAAP)	$77,042	$29,784	$47,258	158.7%
Impact of US Foods financing costs	(52,057)	—	(52,057)	NM

Adjusted Interest Expense (Non-GAAP)	$24,985	$29,784	$(4,799)	-16.1%
Net earnings (GAAP) (1)	$157,979	$210,835	$(52,856)	-25.1%
Impact of MEPP charge	—	938	(938)	-100.0
Impact of severance charge	1,133	1,302	(169)	-13.0
Impact of US Foods merger and integration planning costs	50,876	2,813	48,063	1,708.6
Impact of change in estimate of self insurance	—	15,408	(15,408)	-100.0
Impact of facility closure charges	686	476	210	44.1
Impact of US Foods financing costs	33,946	—	33,946	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$244,620	$231,772	$12,848	5.5%
Diluted earnings per share (GAAP) (1)	$0.27	$0.36	$(0.09)	-25.0%
Impact of MEPP charge	—	—	—	NM
Impact of severance charge	—	—	—	NM
Impact of US Foods merger and integration planning costs	0.09	—	0.09	NM
Impact of change in estimate of self insurance	—	0.03	(0.03)	-100.0
Impact of facility closure charges	—	—	—	NM
Impact of US Foods financing costs	0.06	—	0.06	NM

Diluted EPS adjusted for certain items (Non-GAAP) (1) (2)	$0.41	$0.39	$0.02	5.1%
Diluted shares outstanding	595,911,680	587,926,287

(1)	The net earnings and diluted earnings per share impacts are shown net of tax. Tax impact of adjustments for Certain Items was $46,224 and $11,457 for the 13-week periods ended December 27, 2014 and December 28, 2013, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings—underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(In Thousands, Except for Share and Per Share Data)

	26-Week Period Ended Dec. 27, 2014	26-Week Period Ended Dec. 28, 2013	26-Week Period Change in Dollars	26-Week Period % Change
Operating expenses (GAAP)	$3,492,795	$3,200,463	$292,332	9.1%
Impact of MEPP charge	—	(1,451)	1,451	-100.0
Impact of severance charges	(3,542)	(3,596)	54	-1.5
Impact of US Foods merger and integration planning costs	(118,499)	(4,352)	(114,147)	2,622.9
Impact of change in estimate of self insurance	—	(23,841)	23,841	-100.0
Impact of facility closure charges	(2,203)	(1,475)	(728)	49.4

Operating expenses adjusted for certain items (Non-GAAP)	$3,368,551	$3,165,748	$202,803	6.4%
Operating Income (GAAP)	$781,059	$829,975	$(48,916)	-5.9%
Impact of MEPP charge	—	1,451	(1,451)	-100.0
Impact of severance charge	3,542	3,596	(54)	-1.5
Impact of US Foods merger and integration planning costs	118,499	4,352	114,147	2,622.9
Impact of change in estimate of self insurance	—	23,841	(23,841)	-100.0
Impact of facility closure charges	2,203	1,475	728	49.4

Operating income adjusted for certain items (Non-GAAP)	$905,303	$864,690	$40,613	4.7%
Interest Expense (GAAP)	$107,976	$60,312	$47,664	79.0%
Impact of US Foods financing costs	(55,761)	—	(55,761)	NM

Adjusted Interest Expense (Non-GAAP)	$52,215	$60,312	$(8,097)	-13.4%
Net earnings (GAAP)(1)	$436,792	$496,425	$(59,633)	-12.0%
Impact of MEPP charge	—	924	(924)	-100.0
Impact of severance charge	2,299	2,292	7	0.3
Impact of US Foods merger and integration planning costs	76,901	2,775	74,126	2,671.2
Impact of change in estimate of self insurance	—	15,203	(15,203)	-100.0
Impact of facility closure charges	1,430	941	489	52.0
Impact of US Foods financing costs	36,187	—	36,187	NM

Net earnings adjusted for certain items (Non-GAAP) (1)	$553,609	$518,560	$35,049	6.8%
Diluted earnings per share (GAAP) (1)	$0.73	$0.84	$(0.11)	-13.1%
Impact of MEPP charge	—	—	—	NM
Impact of severance charge	—	—	—	NM
Impact of US Foods merger and integration planning costs	0.13	—	0.13	NM
Impact of change in estimate of self insurance	—	0.03	(0.03)	NM
Impact of facility closure charges	—	—	—	NM
Impact of US Foods financing costs	0.06	—	0.06	NM

Diluted EPS adjusted for certain items (Non-GAAP)(1)(2)	$0.93	$0.88	$0.05	5.7%
Diluted shares outstanding	594,610,315	589,516,342

(1)	The net earnings and diluted earnings per share impacts are shown net of tax. Tax impact of adjustments for Certain Items was $63,189 and $12,576 for the 26-week periods ended December 27, 2014 and December 28, 2013, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. We do not mean to imply that free cash flow is necessarily available for discretionary expenditures, however, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented are reconciled to net cash provided by operating activities.

	26-Week Period Ended Dec. 27, 2014	26-Week Period Ended Dec. 28, 2013	26-Week Period Change in Dollars	26-Week Period % Change
Net cash provided by operating activities (GAAP)	$452,438	$458,164	$(5,726)	-1.2%
Additions to plant and equipment	(298,068)	(270,432)	(27,636)	-10.2
Proceeds from sales of plant and equipment	2,130	23,480	(21,350)	-90.9

Free Cash Flow (Non-GAAP)	$156,500	$211,212	$(54,712)	-25.9%